Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
         Senior Vice President, Chief Financial Officer
      M/I Homes, Inc.
         (614) 418-8011

M/I Homes Provides Estimated Impairment Charges;
Reports Preliminary Full Year 2006 Earnings Results

Columbus, Ohio (January 19, 2007) - M/I Homes, Inc. (NYSE:MHO) provided an estimate of fourth quarter impairment charges and write-offs along with preliminary earnings per share results for full year 2006 in advance of certain meetings next week.

The Company is finalizing its analysis of the charges required to reflect land impairments based on current market conditions in accordance with accounting rules and guidelines. While this analysis has not yet been concluded, the Company currently estimates pre-tax impairment charges of between $65 and $75 million will be recorded in the fourth quarter, in addition to the $2 million impairment recorded in the third quarter. Further, the Company expects to write-off an additional $3 million of land and lot option deposits during the fourth quarter, for a total of $7 million for the year. These charges will reduce the Company’s earnings by $2.80 - $3.50 per diluted share for the quarter and by $3.30 - $3.70 for the full year. Due to these estimated charges, the Company is reducing its annual earnings estimate to a range of $2.50 - $3.00 per diluted share. Earnings, before these estimated charges, would have been in the range of $5.75 - $6.25 per diluted share for the year, compared to the Company’s previous guidance of $5.25 - $5.75 per diluted share.

The Company expects to report fourth quarter and annual financial results on February 1, 2007. You are invited to listen to the conference call over the Internet at 4:00 p.m. EST. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through February 1, 2008.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 68,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.